Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Prometheus Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$10,846,725,252.84	.00011020	$1,195,309.12

Fees Previously Paid	—		—

Total Transaction Valuation	$10,846,725,252.84

Total Fees Due for Filing			$1,195,309.12

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$1,195,309.12

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of April 15, 2023, by and among Merck & Co., Inc.., Splash Merger Sub, Inc. and Prometheus Biosciences, Inc.

(i)	Title of each class of securities to which the transaction applies: Common stock, par value $0.0001 per share (“Common Stock”), of Prometheus Biosciences, Inc.

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on April 21, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 55,061,846, which consists of:

a.	47,788,541 issued and outstanding shares of Common Stock;

b.	6,983,303 shares of Common Stock underlying Company Option Awards with exercise prices below $200.00;

c.	270,002 shares of Common Stock underlying Company RSU Awards; and

d.	20,000 shares of Common Stock estimated to be issuable pursuant to the Company ESPP after April 21, 2023 and prior to the Closing.

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on April 21, 2023, the underlying value of the transaction was calculated as the sum of:

a.	the product of 47,788,541 shares of Common Stock multiplied by the Merger Consideration of $200.00;

b.

the product of 6,983,303 shares of Common Stock subject to issuance pursuant to outstanding Company Option Awards with exercise prices below $200.00, multiplied by $176.28 (which is the excess of $200.00 over $23.72, the weighted average exercise price of such Company Option Awards);

c.	the product of 270,002 shares of Common Stock subject to issuance pursuant to outstanding Company RSU Awards multiplied by the Merger Consideration of $200.00; and

d.	the product of 20,000 shares of Common Stock estimated to be issuable pursuant to the Company ESPP after April 21, 2023 and prior to the Closing multiplied by the Merger Consideration of $200.00.

(such sum, the “Total Consideration”)

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00011020.